July 26, 2005

For further information,

Contact: James L. Ryan

Bank of Walnut Creek

(925) 932-5353 Ext. 200

Walnut Creek, CA . . .

BWC FINANCIAL CORP. DECLARES CASH DIVIDEND

BWC Financial Corp. announced that its Board of Directors declared a quarterly cash dividend of $0.09 per share, an increase of $0.01 per share over last quarter’s dividend. The dividend will be distributed on or about August 18, 2005, to shareholders of record as of August 8, 2005.

BWC Financial Corp. is the holding company for Bank of Walnut Creek and BWC Mortgage Services.

Founded in 1980 and celebrating its 25th Anniversary Year in 2005, Bank of Walnut Creek’s headquarters and main office are at 1400 Civic Drive, Walnut Creek. Additional branch offices are in Orinda, San Ramon, Danville, Pleasanton, and Livermore, with a regional commercial banking office in San Jose. BWC Mortgage Services, with headquarters at 3130 Crow Canyon Place in San Ramon, has mortgage consultants in each of the Bank’s branch offices and additional offices in Tahoe City, Reno, Concord, Manteca, Redding and Las Vegas.

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Nasdaq: BWCF

http://www.bowc.com